Exhibit 99.1

Iron Age Corporation and Iron Age Holdings Corporation Report First Quarter Results.

Pittsburgh, PA June 10, 2003 – Iron Age Corporation, a specialty distributor of work and safety footwear, and its parent company, Iron Age Holdings Corporation (collectively the “Company”), reported first quarter results for the period ended April 26, 2003.

Net sales for the three months ended April 26, 2003 (“first quarter 2004”) were $27.5 million compared to $27.6 million for the comparable three month period ended April 27, 2002 (“first quarter 2003”), a decrease of $0.1 million, or 0.4%. The decrease in net sales was primarily attributable to (a) a decrease of $0.3 million in the Company’s industrial direct mail order business line, due to the continued softness in the general economic environment and (b) a decrease in the Company’s consumer direct mail order business line of $0.2 million, or 13.4%, related to the general condition of the economy. The decrease in net sales was partially offset by an increase of $0.3 million, or 18.4%, in the Company’s international retail business line, from customers who purchase from the Company’s retail stores and shoemobiles, reflecting an improvement in the general economic environment in the international market, primarily Canada. Net sales in the Company’s domestic retail business line (retail stores and shoemobiles) in first quarter 2004 were comparable to sales for first quarter 2003.

Net loss for the Company for first quarter 2004 was a loss of $2.9 million compared to a net loss of $77.5 million for first quarter 2003. Net loss for first quarter 2004 was related to the decrease in net sales as previously discussed, the related decrease in gross profit of $0.2 million and an increase in selling, general and administrative expenses of $1.1 million. The increase in selling, general and administrative expenses was primarily related to the effect of employee related cost increases, including salaries and wages, increases in insurance costs related to more expensive insurance markets, increases in operating costs related to the shoemobiles, including fuel increases, and increases in professional fees relating to legal, accounting and consulting services. Net loss for first quarter 2004 also included the establishment of a valuation allowance of approximately $1.6 million relating to the Company’s net deferred tax asset. Net loss for first quarter 2003 primarily relates to the loss for the cumulative effect of a change in accounting principle of $77.5 million, net of tax of $1.7 million, due to the impairment of goodwill, in connection with the adoption of Statement on Financial Account Standards No. 142 “Goodwill and Other Intangible Assets”.

The Company was not in compliance with the financial covenants under the Company’s $50 million Loan and Security Agreement (the “Bank Credit Facility”), including the Senior Debt Ratio and Fixed Charge Coverage Ratio (as defined in the Bank Credit Facility) for the first quarter ended April 26, 2003. As a result, during the first quarter, the Company requested that the senior lenders to the Bank Credit Facility amend the financial covenants for the first quarter and every other quarter of the year ending January 31, 2004 to a level that considering the Company’s current operations and forecasts would make it probable that the Company would be in compliance with its Bank Credit Facility. On May 12, 2003, the Company and the senior lenders under the Bank Credit Facility entered into the First Amendment to Loan and Security Agreement and Limited Waiver (the “First Amendment”) to the Bank Credit Facility that allows the Company to continue to operate under the existing requirements of the Bank Credit Facility through June 25, 2003, with certain modifications relating to excess cash availability, and will allow the Company and the lenders under the Bank Credit Facility to continue to negotiate financial covenants for the year ending January 31, 2004. As required by the First Amendment, the Company has retained a financial consultant and a financial advisor to advise the Company with respect to improving the financial condition of the Company. During the 45-day period of the First Amendment, the Company is required to maintain a defined level of excess cash availability. Under the terms of the First Amendment, the minimum level of excess cash availability was set at $3.0 million. On May 29, 2003 the senior lenders under the Bank Credit Facility reduced the minimum level of excess cash availability to $2.5 million. As of June 6, 2003, the Company’s cash availability was $3.9 million. As of June 10, 2003, the Company and the senior lenders have not finalized negotiations of an amendment to the Bank Credit Facility with respect to the covenants of the second, third and fourth quarter of the year ending January 31, 2004. As a result, all of the Company’s long-term debt and debt payable to majority stockholder continue to be classified as current liabilities. Should the Company and its senior lenders not be able to reach an agreement on an additional amendment to the Bank Credit Facility prior to the expiration of the First Amendment or not be able to obtain an additional waiver, the Company would be in default under the Bank Credit Facility and such default would also constitute an event of default under the terms of the Senior Subordinated Notes and the Discount Notes, which would have a material adverse impact on its reported financial position and results of its operations. The Company’s ability to continue as a going concern is largely dependent on its ability to maintain its existing financing arrangements to operate the business.

Certain matters within this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to come within the safe harbor protection provided by those statutes and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Iron Age Corporation or Iron Age Holdings Corporation to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained and investors are cautioned not to place undue reliance on any forward looking statements. These risks are detailed from time to time in Iron Age Corporation’s and Iron Age Holdings Corporation’s filings with the Securities and Exchange Commission.

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